Exhibit 99.3
UNAUDITED PRO FORMA COMBINED
CONDENSED FINANCIAL INFORMATION
     As used in these unaudited pro forma combined condensed financial information references to “we,” “us,” “our” or “AMS Holdings”, refer to American Medical Systems Holdings, Inc., together with its consolidated subsidiaries.
On June 5, 2006 we and Laserscope announced we had entered into a definitive merger agreement providing for the acquisition of Laserscope by a subsidiary of ours for $31.00 per share in cash. The total acquisition price for Laserscope shares and options is approximately $717 million, in addition to transaction costs of approximately $26 million, for a total purchase price of $743 million. This purchase price does not include an additional $29 million in debt financing costs. The transaction will be funded by financing commitments in the form of up to $550 million of senior secured financing and up to a $100 million revolver note from CIT Healthcare LLC, and up to $180 million of senior subordinated unsecured financing from other lenders. The proceeds of the notes described herein would eliminate the need for the senior subordinated unsecured financing and reduce the amount required to be borrowed under the senior secured financing. The pro forma financial statements included in this filing reflect the anticipated financing terms. Laserscope designs, manufactures, sells and services an advanced line of minimally invasive medical products worldwide including medical laser systems and related energy delivery devices for the office, outpatient surgical center, and hospital markets.
The aggregate Laserscope purchase price will be allocated to the assets acquired and liabilities assumed based on their preliminarily estimated fair values at the date of acquisition. The preliminary estimate of the excess of purchase price over the fair value of net tangible assets to be acquired was allocated to identifiable intangible assets and goodwill. The following table summarizes the preliminary estimate of fair value of the identifiable tangible and intangible assets and goodwill, net of liabilities assumed, to be acquired as part of the pending acquisition:

Amount
(In thousands)

Developed and core technology and other intangible assets	$202,000
Trademarks	40,000
In-process research and development	30,000
Assets held for sale	27,000
Tangible assets acquired, net of liabilities assumed	79,627
Deferred tax liability on assets acquired, net of deferred tax assets	(91,399)
Goodwill	455,833

Estimated fair value of identifiable tangible and intangible assets and goodwill to be acquired, net of liabilities assumed	$743,061

In connection with the acquisition of Laserscope, we will record developed and core technology and customer relationship intangible assets that have been preliminarily estimated with useful lives of between six and fifteen years. We will also record trademarks, which are an indefinite life intangible asset and will therefore not be amortized.
At the time of closing on the pending acquisition, we will record an in-process research and development (IPR&D) charge preliminarily estimated at $30 million, with no related income tax benefit. The preliminary valuation of IPR&D was based upon an analysis of technologies that have not yet reached technological feasibility and have no future alternative use. The preliminary valuation considered expected future cash flows and was discounted for risks and uncertainties related to completion of products.
Assets held by Laserscope identifiable with the aesthetics business will be recorded at the expected fair value upon divesture, net of taxes, preliminarily estimated at $27 million, as it is our intention to sell these assets after the acquisition is complete. We estimate that approximately 25% of Laserscope’s revenues are from the aesthetics business. In the event that Laserscope’s aesthetics business is successfully divested, the operations of the ongoing business of Laserscope will be substantially different than the historical operating results that include this business. By contract, if we do not successfully divest Laserscope’s aesthetics business, we will be required to maintain or wind-down the business. The costs of doing so could be substantial and could adversely affect future operating results through ongoing realization of unanticipated expense and one-time disposition charges.

In addition, we will record a net deferred tax liability preliminarily estimated at $91 million related to the tax impacts of the preliminary purchase price allocation, the most significant of which relates to the book-tax basis differences attributable to the identified intangible assets to be acquired in the pending acquisition.

The tangible assets, net of liabilities assumed of Laserscope at the time of acquisition will be recorded at their respective fair values, in accordance with purchase accounting requirements. These are initially estimated to be $80 million. For purposes of the preliminary allocation, we have estimated the fair value of Laserscope’s property, plant and equipment based on a review of Laserscope’s historical costs and management’s intended future use, should the transaction close, resulting in an adjustment to increase the historical carrying value of the assets by approximately $2 million. The fair value of the acquired property and equipment will be depreciated over estimated useful lives of three to five years, depending on the asset.

The goodwill to be recorded as a result of the pending Laserscope acquisition is not deductible for income tax purposes. The goodwill to be recognized represents operating and market synergies that will be realized as a result of the merger and future product opportunities that will not have regulatory approval at the date of acquisition.

The following unaudited pro forma combined condensed financial statements are based on our historical consolidated financial statements and Laserscope’s historical consolidated financial statements, adjusted to give effect to the planned acquisition of Laserscope and the issuance of the debt expected to be used to finance the acquisition. The unaudited pro forma combined condensed statements of operations for the three months ended April 1, 2006 and the twelve months ended December 31, 2005 give effect to the Laserscope acquisition as if it had occurred on January 2, 2005. The unaudited pro forma combined condensed balance sheet as of April 1, 2006 gives effect to the Laserscope acquisition and the related financing transactions as if these had occurred on April 1, 2006.

The pro forma adjustments are based on the preliminary information available at the time of preparation of this document. Adjustments to the estimates herein could be significant as the result of our evaluation of Laserscope assets, to be completed after transaction closing. We made pro forma adjustments to the historical consolidated financial statements to give effect to events that are (i) directly attributable to the pending acquisition, (ii) expected to have a continuing impact on the combined results, and (iii) factually supportable. The pro forma adjustments do not reflect any operating efficiencies or additional costs that may result with respect to the combined business of Holdings and Laserscope, nor do they reflect any potential benefits that might be available to decrease the combined effective tax rate through the use of appropriate tax planning strategies. The unaudited pro forma combined condensed statements of operations exclude the preliminary estimate of $30 million IPR&D charge as it is non-recurring in nature. However, it is reflected as a decrease in the retained earnings on the unaudited pro forma combined condensed balance sheet. Similarly, the unaudited pro forma combined condensed statements of operations exclude the effects of the estimated $3 million write-up in Laserscope inventory on cost of goods sold for the subsequent sale of the inventory because its effects will not continue beyond a year.

The unaudited pro forma combined condensed financial information should be read in conjunction with the:

•	Accompanying Notes to the Unaudited Pro Forma Combined Condensed Financial Information included herein;

•	Our historical consolidated financial statements and notes included in its Annual Report on Form 10-K for the year ended December 31, 2005;

•	Our Quarterly Report on Form 10-Q for the three months ended April 1, 2006; and

•	Laserscope’s historical consolidated financial statements and notes included in its Annual Report on Form 10-K for the year ended December 31, 2005.

•	Laserscope’s Quarterly Report on Form 10-Q for the three months ended March 31, 2006.

We have made certain pro forma adjustments to the historical book values of the assets and liabilities of Laserscope to reflect certain preliminary estimates of fair values necessary to prepare the unaudited pro forma combined condensed financial statements, with the excess of the purchase price over the historical net assets of Laserscope, as adjusted to reflect estimates of fair value, recorded as goodwill. We have not, however, completed the detailed valuation studies necessary to arrive at the required estimates of the fair value of Laserscope’s assets to be acquired and liabilities to be assumed and the related allocations of purchase price, nor have we completed our evaluation of the adjustments necessary, if any, to conform Laserscope data to our accounting policies. Actual results may differ from these unaudited pro forma combined condensed financial statements once we have determined the final purchase price, including acquisition costs, for Laserscope and have completed the valuation studies necessary to finalize the required purchase price allocations and identified any necessary conforming accounting changes for Laserscope. There can be no assurance that such finalization will not result in material changes. In accordance with generally accepted accounting principles, we have twelve months from closing of the acquisition to finalize the valuation. In addition, we have made certain assumptions about the financing structure for the transaction and the related interest rates, including the use of convertible notes, which have also not yet been finalized.

The unaudited pro forma combined condensed financial information may not be indicative of the results that actually would have occurred if the pending acquisition of Laserscope had been completed on the dates indicated or which may be obtained in the future.

American Medical Systems Holdings, Inc.

Unaudited Pro Forma Combined Condensed Statement of Operations

	AMS Holdings	Laserscope
	Twelve Months Ended
	December 31,	December 31,	Pro Forma		Pro Forma
	2005	2005	Adjustments		Combined

Net sales	$262,591	$127,124			$389,715
Cost of sales	46,111	50,421	403	(3)	96,935

Gross profit	216,480	76,703	(403)		292,780
Operating expenses
Marketing and selling	92,001	29,915	—		121,916
Research and development	20,966	7,858	—		28,824
In-process research and development	9,220				9,220
General and administrative	21,713	15,099	189	(3)	37,001
Amortization of intangibles	7,884		17,565	(1)	25,449

Total operating expenses	151,784	52,872	17,754		222,410
Operating income	64,696	23,831	(18,157)		70,370
Other income (expense)
Royalty income	1,929		—		1,929
Interest income	1,246	224	—		1,470
Interest expense	(217)	321	(40,134	)(2)	(40,030)
Other income (expense)	(1,429)		—		(1,429)

Total other income (expense)	1,529	545	(40,134)		(38,060)
Income before income taxes	66,225	24,376	(58,291)		32,310
Provision for income taxes	26,950	1,826	(14,398	)(4)	14,378

Net income	$39,275	$22,550	$(43,893)		$17,932

Net income per share
Basic	$0.57	$1.02	$—		$0.26
Diluted	$0.55	$0.98	$—		$0.25
Weighted average common shares used in calculation
Basic	68,926	22,142	—		68,926
Diluted	71,682	22,917	—		71,682

See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial information.

American Medical Systems Holdings, Inc.
Unaudited Pro Forma Combined Condensed Statement of Operations

	AMS Holdings	Laserscope
	Three Months Ended		Pro Forma		Pro Forma
	April 1, 2006	March 31, 2006	Adjustments		Combined

Net sales	$73,624	$32,009	$—		$105,633

Cost of sales	11,730	12,499	101	(3)	24,330

Gross profit	61,894	19,510	(101)		81,303

Operating expenses
Marketing and selling	27,814	7,058	—		34,872
Research and development	7,782	2,949	—		10,731
General and administrative	6,494	4,777	47	(3)	11,318
Amortization of intangibles	1,841		4,391	(1)	6,232

Total operating expenses	43,931	14,784	4,438		63,153

Operating income	17,963	4,726	(4,539)		18,150

Other income (expense)
Royalty income	453				453
Interest income	322	144			466
Interest expense	(96)	—	(9,226)	(2)	(9,322)
Other income (expense)	(146)		—		(146)

Total other income (expense)	533	144	(9,226)		(8,549)

Income before income taxes	18,496	4,870	(13,765)		9,601

Provision for income taxes	7,024	2,079	(5,253)	(4)	3,850

Net income	$11,472	$2,791	$(8,512)		$5,751

Net income per share
Basic	$0.16	$0.13	$—		$0.08
Diluted	$0.16	$0.12	$—		$0.08

Weighted average common shares used in calculation
Basic	69,679	22,327	—		69,679
Diluted	72,040	22,823	—		72,040
See accompanying Notes to Unaudited Pro Forma Financial information.